Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 17, 2010 (the “Closing Date”), we completed our acquisition of Odyssey HealthCare, Inc. (“Odyssey”) pursuant to an Agreement and Plan of Merger, dated as of May 23, 2010 (the “Plan of Merger”), by and among us, our wholly-owned subsidiary, GTO Acquisition Corp. (“Merger Sub”), and Odyssey. On the Closing Date, Merger Sub merged with and into Odyssey with Odyssey continuing as the surviving corporation and as one of our wholly-owned subsidiaries (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of Odyssey common stock was converted into the right to receive $27.00 in cash, without interest. The aggregate amount payable by us to holders of Odyssey’s common stock and holders of stock options and restricted stock units issued under Odyssey’s compensation plans was approximately $964 million (the “Merger Consideration”).

Additionally, on the Closing Date:

•

we entered into a new senior secured credit agreement, which provides for a $200 million term loan A facility (“Term loan A”), a $550 million term loan B facility (“Term loan B” and, together with Term loan A, the “new senior secured term loan facility”) and a $125 million revolving credit facility (the “new revolving credit facility”), each of which is guaranteed jointly and severally by substantially all of our wholly-owned domestic subsidiaries, including Odyssey and its subsidiaries (the “Guarantors”), and is secured by a first-priority security interest in substantially all of our and the Guarantors’ existing and future assets; and

•	we completed the issuance of our $325 million aggregate principal amount of 11.5% Senior Notes due 2018 (“Senior Notes”), which are guaranteed by the Guarantors.

We used a combination of cash on hand and the proceeds from the new senior secured term loan facility, the Senior Notes and a portion of the new revolving credit facility to pay the Merger Consideration, repay all amounts outstanding under Odyssey’s then existing credit facility, which was then terminated, and repay all amounts outstanding under our then existing credit facility (as amended, the “Original Facility”), which was terminated as well.

The Merger, our entering into the new senior secured term loan facility, the new revolving credit facility, our issuance of the Senior Notes, the payment of the related fees and expenses in respect of each of the foregoing, and the repayment of Odyssey’s then existing credit facility and the Original Facility are referred to collectively as the “Transactions”.

The following unaudited pro forma condensed consolidated financial information, which has been adjusted to illustrate the estimated pro forma effects of the Transactions, is based on (i) Gentiva’s historical audited and unaudited consolidated financial statements for the fiscal year ended January 3, 2010 and for the interim period ended July 4, 2010, respectively, and (ii) Odyssey’s historical audited and unaudited consolidated financial statements, which are included in this Current Report on Form 8-K/A. The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of each of Gentiva and Odyssey.

The unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on July 4, 2010. The unaudited pro forma statements of operations give effect to the Transactions as if they had occurred on December 29, 2008 (the first day of fiscal 2009). Due to the different fiscal period ends for Gentiva and Odyssey, the unaudited pro forma statement of operations for the year ended January 3, 2010 combines Gentiva’s results for the year ended January 3, 2010, which were derived from our audited consolidated financial statements for the year ended January 3, 2010, with Odyssey’s historical results for the year ended December 31, 2009, which were derived from Odyssey’s results of operations for the year ended December 31, 2009, included in its audited consolidated financial statements for the year ended December 31, 2009. Under Gentiva’s accounting policies, our fiscal year ends on the Sunday nearest to December 31. As a result, our fiscal year 2009 ended on January 3, 2010 and included 53 weeks of activity. Odyssey’s fiscal year 2009 included the calendar year ended December 31, 2009.

Similarly, the unaudited pro forma statement of operations for the six months ended June 28, 2009 combines our results for the six-month period ended June 28, 2009, which were derived from our unaudited consolidated statement of operations for the six months ended June 28, 2009, with Odyssey’s historical results for the six months ended June 30, 2009, which were derived from Odyssey’s unaudited consolidated statement of operations for the six months ended June 30, 2009. The unaudited pro forma statement of operations for the six months ended July 4, 2010 combines Gentiva’s results for the six months ended July 4, 2010, which were derived from our unaudited consolidated statement of operations for the six months ended July 4, 2010, with Odyssey’s historical results for the six months ended June 30, 2010, which were derived from Odyssey’s unaudited consolidated statement of operations for the six months ended June 30, 2010.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. For example, our acquisition of Odyssey will be accounted for, and is presented in the unaudited pro forma condensed consolidation financial information, using the authoritative guidance for the purchase method of accounting. Under these standards, the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of Odyssey. However, we have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets that we acquired and the liabilities that we assumed and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and other valuation studies that we will arrange to obtain, and the amounts contained in the final purchase price allocation may differ materially from our preliminary estimates. For purposes of computing pro forma adjustments, we have assumed that historical values of assets acquired, liabilities assumed and noncontrolling interests reflect fair value. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for identifiable intangible assets such as tradenames and contracts, and the pro forma condensed consolidated statements of operations includes preliminary estimates of incremental amortization expense associated with certain identifiable intangible assets; however, these amounts are subject to change as we have not yet completed the appraisal process.

The pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to Odyssey’s historical goodwill and our preliminary estimate of the purchase price to be allocated to identifiable intangible assets and goodwill. The structure of the Transactions and certain elections that we may make in connection with our acquisition of Odyssey and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

The unaudited pro forma condensed consolidated financial information contained herein is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JANUARY 3, 2010

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments (a)		Pro Forma As Adjusted
Net revenues	$1,152,460	$686,438	$—		$1,838,898
Cost of services sold	553,530	396,774	—		950,304

Gross profit	598,930	289,664	—		888,594
Selling, general and administrative expenses	(490,866)	(216,874)	(5,608	)(b)(e)	(713,348)
Gain (loss) on sale of assets, net	5,998	(410)	—		5,588
Interest income	3,037	479	—		3,516
Interest expense and other	(9,211)	(6,574)	(87,043	)(c)	(102,828)

Income from continuing operations before income taxes and equity in net earnings of affiliate	107,888	66,285	(92,651)		81,522
Income tax expense	(39,164)	(24,583)	33,449	(d)	(30,298)
Equity in net earnings of affiliate	1,072	—	—		1,072

Income from continuing operations	69,796	41,702	(59,202)		52,296
Income attributable to noncontrolling interests	—	(613)	—		(613)

Income from continuing operations attributable to Gentiva shareholders	$69,796	$41,089	$(59,202)		$51,683

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$2.40				$1.78

Weighted average shares outstanding	29,103				29,103

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$2.34				$1.73

Weighted average shares outstanding	29,822				29,822

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 28, 2009

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments (a)		Pro Forma As Adjusted
Net revenues	$561,202	$337,827	$—		$899,029
Cost of services sold	268,025	197,899	—		465,924

Gross profit	293,177	139,928	—		433,105
Selling, general and administrative expenses	(240,033)	(108,447)	(2,859	)(b)(e)	(351,339)
Gain on sale of assets, net	5,747	—	—		5,747
Interest income	1,618	287	—		1,905
Interest expense and other	(5,880)	(3,491)	(42,922	)(c)	(52,293)

Income from continuing operations before income taxes and equity in net earnings of affiliate	54,629	28,277	(45,781)		37,125
Income tax expense	(19,634)	(10,347)	17,461		(12,520)
Equity in net earnings of affiliate	541	—	—		541

Income from continuing operations	35,536	17,930	(28,320)		25,146
Income attributable to noncontrolling interests	—	(217)	—		(217)

Income from continuing operations attributable to Gentiva shareholders	$35,536	$17,713	$(28,320)		$24,929

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.23				$0.86

Weighted average shares outstanding	28,952				28,952

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.20				$0.84

Weighted average shares outstanding	29,606				29,606

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 4, 2010

(in thousands, except per share amounts)

	Gentiva	Odyssey	Pro Forma Adjustments (a)		Pro Forma As Adjusted
Net revenues	$594,230	$347,723	$—		$941,953
Cost of services sold	275,839	194,433	—		470,272

Gross profit	318,391	153,290	—		471,681
Selling, general and administrative expenses	(264,771)	(105,439)	(2,904	)(b)(e)	(373,114)
Gain (loss) on sale of assets, net	103	(3)	—		100
Interest income	1,314	170	—		1,484
Interest expense and other	(3,514)	(2,872)	(44,881	)(c)	(51,267)

Income from continuing operations before income taxes and equity in net earnings of affiliate	51,523	45,146	(47,785)		48,884
Income tax expense	(21,757)	(17,090)	19,382	(d)	(19,465)
Equity in net earnings of affiliate	763	—	—		763

Income from continuing operations	30,529	28,056	(28,403)		30,182
Income attributable to noncontrolling interests	—	(482)	—		(482)

Income from continuing operations attributable to Gentiva shareholders	$30,529	$27,574	$(28,403)		$29,700

Basic earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.03				$1.00

Weighted average shares outstanding	29,715				29,715

Diluted earnings per common share:
Income from continuing operations attributable to Gentiva shareholders	$1.00				$0.97

Weighted average shares outstanding	30,568				30,568

See notes to unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Odyssey acquisition. However, we have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

Additionally, the pro forma statements of operations data do not reflect the non-recurring expenses that we expect to incur in connection with the Transactions, including approximately $29.8 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other Transaction-related costs that will not be capitalized as deferred financing costs.

The pro forma statements of operations data do not reflect the effects of all anticipated cost savings and any related non-recurring costs to achieve those cost savings.

(b)	For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired, liabilities assumed and noncontrolling interests reflect fair value. We have estimated a fair value adjustment for identifiable intangible assets such as tradenames and contracts of $60.0 million based solely on comparing the size of the Odyssey acquisition to other acquisitions made by Gentiva and estimating a value for these identifiable intangible assets relative to the values ascribed to similar identifiable intangible assets from valuation studies performed in connection with other Gentiva acquisitions. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of ten years for purposes of the pro forma information. As a result, the Pro Forma Condensed Consolidated Statements of Operations reflect amortization expense of $3.0 million for the six month periods and $6.0 million for the twelve month period as a component of selling, general and administrative expenses. In addition, we have assumed a fair value adjustment of $100.0 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests is recorded as goodwill. Goodwill is not amortized but will be subject to annual impairment tests in accordance with generally accepted accounting principles.

Selling, general and administrative expenses in the Pro Forma Condensed Consolidated Statements of Operations also reflect the pro forma adjustment to reverse Odyssey’s amortization of its existing identifiable intangible assets of $141,000 and $96,000 for the six month periods ending June 28, 2009 and July 4, 2010, respectively, and $347,000 for the twelve month period as the related asset balances will be eliminated under the purchase method of accounting.

(c)	Reflects pro forma adjustments to interest expense as follows:

(in thousands)	Year ended January 3, 2010	Six Months ended June 28, 2009	Six Months ended July 4, 2010
New senior secured term loan facility(1)	$50,625	$25,313	$25,313
Senior Notes(2)	37,375	18,688	18,688
New revolving credit facility borrowings(3)	1,605	815	789
Fees on outstanding letters of credit(4)	2,245	1,123	1,123
Commitment fees(5)	250	125	125

Total pro forma increase to cash interest expense	92,100	46,064	46,038
Amortization of capitalized debt issuance costs(6)	10,228	5,114	5,114

Total pro forma increase to total interest expense	102,328	51,178	51,152
Less: Reduction of Gentiva’s existing interest expense and fees(7)	(8,711)	(4,765)	(3,399)
Less: Odyssey’s historical interest expense and fees(8)	(6,574)	(3,491)	(2,872)

Total pro forma adjustment to interest expense	$87,043	$42,922	$44,881

(1)	Reflects pro forma interest expense on the new $750 million senior secured term loan facility at an assumed minimum LIBOR rate of 1.75% plus an applicable margin of 5.00%. A 0.125% increase in the interest rate on the floating rate debt would result in an increase in total annual pro forma interest expense of approximately $0.9 million.

(2)	Reflects pro forma interest expense on the $325 million of Senior Notes at 11.5% per annum.

(3)	Reflects pro forma interest expense on average assumed borrowings of $30 million under the new revolving credit facility at the historical one month LIBOR rate in effect for the applicable period plus an applicable margin of 5.00%.

(4)	Reflects pro forma annual fees of 5.00% on average assumed outstanding letters of credit of $45 million.

(5)	Reflects pro forma commitment fees of 0.50% on the $50 million average available balance under the new revolving credit facility. The average available balance represents the $125 million senior secured revolving credit facility less borrowings of $30 million and assumed outstanding letters of credit of approximately $45 million.

(6)	Reflects non-cash amortization of capitalized deferred financing costs related to the Transactions over the term of the related facilities.

(7)	Reflects Gentiva’s historical interest expense on its then-existing term loan, letter of credit fees and commitment fees on its unused revolving credit facility.

(8)	Reflects Odyssey’s historical interest expense on its then-existing term loan, adjusted to reflect interest rate swap agreements, letter of credit fees and commitment fees on its unused revolving credit facility.

(d)	Represents the estimated reduction of the pro forma tax provision resulting from the combination of the consolidated tax groups of Gentiva and Odyssey, consideration of their resulting tax attributes and the impact of the pro forma adjustments. This adjustment is preliminary and is subject to additional analysis. The impact of the pro forma tax provision adjustments results in an effective tax rate of 39.9% on pre-tax income from continuing operations, exclusive of the gain on sale of assets, net. There was no tax expense relating to the gain on sale of assets due to the utilization of a capital loss carryforward.

(e)	Pro forma depreciation and amortization expense is as follows:

(in thousands)	Year ended January 3, 2010	Six Months ended June 28, 2009	Six Months ended July 4, 2010
Depreciation and amortization	$29,220	$14,163	$15,225

Depending on the final purchase price allocation for our acquisition of Odyssey, depreciation and amortization expense may increase or decrease.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of July 4, 2010

(in thousands)

	Gentiva	Odyssey	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$191,066	$164,501	$(295,400	)(a)	$60,167
Accounts receivables, net	168,541	102,984	—		271,525
Deferred tax assets	14,300	10,219	—		24,519
Prepaid expenses and other current assets	25,358	9,793	—		35,151

Total current assets	399,265	287,497	(295,400)		391,362
Long-term investments	—	—	—		—
Note receivable from affiliate	25,000	—	—		25,000
Investment in affiliate	25,100	—	—		25,100
Fixed assets, net	65,258	19,064	—		84,322
Intangible assets, net	253,085	19,155	140,845	(b)	413,085
Goodwill	304,080	192,390	603,918	(c)	1,100,388
Other assets	26,943	2,669	55,711	(d)	85,323

Total assets	$1,098,731	$520,775	$505,074		$2,124,580

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,967	$3,586	$—		$9,553
Payroll and related taxes	24,701	27,675	(4,844	)(e)	47,532
Deferred revenue	40,149	—	—		40,149
Medicare liabilities	16,145	13,690	—		29,835
Obligations under insurance programs	44,037	—	16,051	(f)	60,088
Accrued nursing home costs	—	17,347	1,187	(g)	18,534
Other accrued expenses	35,465	44,681	(21,419	)(h)	58,727
Current portion of long-term debt	—	33,340	5,410	(i)	38,750

Total current liabilities	166,464	140,319	(3,615)		303,168
Long-term debt	232,000	77,128	757,122	(i)	1,066,250
Deferred tax liabilities, net	71,895	15,261	58,346	(j)	145,502
Other liabilities	23,602	2,687	—		26,289
Shareholders’ equity:
Common stock	3,040	39	(39	)(k)	3,040
Additional paid-in capital	365,731	131,849	(131,849	)(k)	365,731
Retained earnings	248,483	221,808	(245,608	)(k)	224,683
Accumulated other comprehensive loss, net of income taxes	—	(763)	763	(k)	—
Treasury stock	(12,484)	(69,954)	69,954	(k)	(12,484)

Total shareholders’ equity	604,770	282,979	(306,779)		580,970

Noncontrolling interests	—	2,401	—		2,401

Total liabilities and shareholders’ equity	$1,098,731	$520,775	$505,074		$2,124,580

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on July 4, 2010 (in millions):

Sources
New revolving credit facility(1)	$30.0
New senior secured term loan facility(2)	750.0
Senior Notes	325.0
Cash and cash equivalents of Gentiva and Odyssey	295.4

$1,400.4

Uses:
Odyssey equity consideration(3)	$963.9
Repayment of Gentiva existing senior credit facility(4)	232.7
Repayment of Odyssey existing indebtedness(5)	112.7
Estimated transaction fees and expenses(6)	91.1

$1,400.4

(1)	In connection with the Merger, we entered into a $125 million revolving credit facility with a five-year maturity. We borrowed $30 million under the new revolving credit facility at the closing of the Merger, and we issued $45 million of letters of credit to replace existing letters of credit.

(2)	In connection with the Merger, we entered into a senior secured term loan facility, $200 million of which is a term loan A facility having a five-year final maturity and $550 million of which is a term loan B facility having a six-year final maturity. The entire amount of the new senior term loan facility was drawn at the closing of the Merger.

(3)	Reflects amounts payable to holders of Odyssey common stock and to holders of options and restricted stock units granted under Odyssey’s compensation plans.

(4)	The entire principal amount, plus accrued interest on Gentiva’s existing senior credit facility, was paid in full at the closing of the Merger.

(5)	Reflects the face amount of Odyssey’s existing indebtedness plus accrued interest, together with the amount payable to terminate the related interest rate swaps.

(6)	Reflects the estimated fees and expenses associated with the Transactions, as described in the table below (in thousands):

Deferred financing costs:
Financing fees(i)	$57,400
Other financing costs(ii)	3,900

Total deferred financing costs	61,300
Costs to be expensed by Gentiva:
Other financing and transaction costs(ii)	29,800

Total estimated transaction costs	$91,100

(i)	Reflects estimated financing fees we incurred in connection with the new senior secured credit facilities and the Senior Notes, which will be capitalized and amortized over the terms of the applicable indebtedness.

(ii)	Represents Transaction costs, other than those included in (i) above, including fees attributable to professional advisors and other fees associated with the completion of the Transactions, which will be allocated between deferred financing costs and expenses associated with the Transactions, based on a study which is not yet complete. Accordingly, the actual amounts allocated to deferred financing costs and Transaction expenses, and the corresponding amount of amortization and current expense, respectively, may be different from the amounts presented herein.

(b)	Reflects the preliminary pro forma adjustments relating to intangible assets as described in the table below (in thousands):

Estimated fair value of intangible assets acquired(1):
Amortizable intangible assets	$60,000
Non-amortizing intangible assets	100,000

160,000
Less: Elimination of Odyssey’s existing intangible assets, net	(19,155)

Net adjustment to intangible assets	$140,845

(1)	For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired, liabilities assumed and noncontrolling interests reflect fair value. We have estimated a fair value adjustment for identifiable intangible assets such as tradenames and contracts of $60.0 million based solely on comparing the size of the Odyssey acquisition to other acquisitions made by Gentiva and estimating a value for these identifiable intangible assets relative to the values ascribed to similar identifiable intangible assets from valuation studies performed in connection with other Gentiva acquisitions. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of ten years. In addition, we have assumed a fair value adjustment of $100.0 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests is recorded as goodwill as noted in note (c). We have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies that we will arrange to obtain and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

(c)	Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the following assumed purchase price allocation (in thousands):

Purchase of equity	$963,900
Odyssey historical stockholders’ equity	(282,979)

Initial excess of purchase price over historical stockholders’ equity	680,921
Add: Historical Odyssey goodwill and intangible assets, net	211,545

Subtotal	892,466
Less: Preliminary allocation to intangible assets per note(b)	(160,000)
Add: Net adjustment to non-current deferred tax(1)	63,842

Unallocated excess purchase price	796,308
Reversal of Odyssey’s existing goodwill	(192,390)

Net adjustment to goodwill	$603,918

(1)	Reflects the recognition of non-current deferred tax liabilities related to the preliminary allocation to intangible assets of $160.0 million using an effective tax rate of 39.9%. This adjustment is preliminary and is subject to additional analysis. See note (j).

(d)	Reflects the capitalization of estimated financing costs in connection with the indebtedness we incurred in the Transactions consisting of the new senior secured credit facilities and the Senior Notes, which will be amortized over the terms of the applicable indebtedness, less the elimination of Odyssey’s historical unamortized debt issuance costs, as follows (in thousands):

Estimated deferred financing costs related to the Transactions	$61,300
Write-off of Gentiva debt issuance costs	(2,920)
Write-off of Odyssey debt issuance costs	(2,669)

Net adjustment to other assets	$55,711

(e)	Reflects the reclassification of approximately $4.8 million of Odyssey’s accrued employee benefits costs from accrued payroll and related taxes to obligations under insurance programs to conform to Gentiva’s presentation format.

(f)	Reflects the net adjustment of obligations under insurance programs as a result of the reclassification of certain Odyssey current liabilities to conform to Gentiva’s presentation format (in thousands):

Accrued employee benefit costs	$4,844
Accrued workers’ compensation expense	11,207

Net adjustment to obligations under insurance programs	$16,051

(g)	Reflects the reclassification of approximately $1.2 million of Gentiva’s accrued nursing home costs from other accrued expenses.

(h)	Reflects the net adjustment of other accrued expenses as a result of the reclassification of certain current liabilities and adjustments as a result of the Transactions as follows (in thousands):

Odyssey’s accrued workers’ compensation expense	$(11,207)
Gentiva’s accrued nursing home costs	(1,187)
Accrued interest payments (notes (a)(4) and (a)(5))	(1,848)
Termination of Odyssey’s interest rate swap agreement (note (a)(5))	(1,177)
Assumed tax benefit on financing and transaction costs to be expensed by Gentiva	(6,000)

Net adjustment to other accrued expenses	$(21,419)

(i)	Reflects the net adjustments to long-term debt as a result of the Transactions as follows (in thousands):

	Current Portion	Long-Term Portion	Total Debt
New revolving credit facility	$—	$30,000	$30,000
New senior secured term loan facility	38,750	711,250	750,000
Senior Notes	—	325,000	325,000
Repayment of Gentiva then-existing credit facility	—	(232,000)	(232,000)
Repayment of Odyssey then-existing indebtedness	(33,340)	(77,128)	(110,468)

Net adjustments to long-term debt	$5,410	$757,122	$762,532

(j)	Reflects the net adjustment to net non-current deferred tax liabilities as follows (in thousands):

Reduction of non-current deferred tax liabilities related to historical Odyssey intangible assets and goodwill	$(5,910)
Reduction in non-current deferred tax assets resulting from the termination of the interest rate swap	414
Estimated increase in non-current deferred tax liabilities relating to the identifiable intangible assets resulting from the Transactions (as noted in Item (c)(1))	63,842

Net adjustment to deferred tax liabilities	$58,346

(k)	Reflects the net adjustment to shareholders’ equity, as follows (in thousands):

Elimination of Odyssey’s shareholders’ equity	$(282,979)
Other financing and transaction costs, net of tax(1)	(23,800)

Total pro forma adjustment to shareholders’ equity	$(306,779)

(1)	Represents other financing and transaction costs to be expensed by Gentiva of $29.8 million as noted in note (a)(6) above, less an assumed tax benefit of $6.0 million as noted in note (h) above. The assumed tax benefit is estimated at a rate below the effective tax rate due to the non-deductibility of certain financing and transaction costs for tax purposes.